[LETTERHEAD]


                                November 3, 2000


Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Judiciary  Plaza
Washington,  DC  20549

     RE:     AFFILIATED  RESOURCES  CORPORATION.

Ladies  and  Gentlemen:

     This office represents Affiliated Resources Corporation, a Colorado corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of 6,730,000 shares of the Registrant's Common Stock issued to certain individuals for advisory and consulting services (the "Shares").

     In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the inclusion of this opinion in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.


                                   Cutler  Law  Group

                                   /s/    Cutler  Law  Group
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